Exhibit 99.1
MILESTONE SCIENTIFIC ANNOUNCES APPOINTMENT OF
ACTING CHIEF FINANCIAL OFFICER
LIVINGSTON, N.J. — (PR NEWSWIRE) — August 22, 2007 — Milestone Scientific, Inc. (OTCBB:MLSS), the recognized leader in advanced injection technologies, today announced the appointment of Arthur Goldberg, CPA as the Company’s new Acting Chief Financial Officer, replacing Dave Cohn who is leaving to pursue other business opportunities.
“Considering his impressive depth of experience in overseeing the financial affairs of numerous high growth companies, Arthur is sure to greatly complement and further strengthen our senior leadership team,” stated Leonard Osser, Chairman and Chief Executive Officer. “We are very pleased to welcome him to Milestone and expect that he will play a significant role in our Company’s ongoing success.”
For nearly 40 years, Goldberg has applied his financial and legal expertise as a highly skilled senior executive serving a broad range of industries, including service (for profit and not for profit), retail, manufacturing, distribution and software development/high technology. Prior to joining Milestone, he served as CAO and CFO of St. Luke’s School, a non-sectarian college prep school located in New Canaan, Connecticut. From 1999-2005, Goldberg was a partner in the firm of Tatum CFO Partners, serving as an interim CFO for both public and private companies, including Register.com, Inc., Warren Pharmaceuticals; Essential Reality; Lotus Management and SEIU Local 32BJ Benefit Fund. As Vice Chairman of the Board and CFO/COO of Complete Management, Inc., he helped lead the Company through three public offerings and the acquisition of 35 physician practices in a two year period. From 1993-1996, Goldberg led his own corporate advisory firm, Arthur Goldberg Associates, where he primarily aided smaller companies in reorganizations and recapitalizations. As Chief Financial Officer of Elek-Tek, Inc., he played a critical role in the successful IPO of this $225 million retail electronics chain. Previous executive postings also included Administrative Partner/COO of Altheimer & Gray and Gottlieb & Schwartz; Vice President-Finance and CFO of EAC Industries, Inc.; Vice President-Finance and CFO of Xonics, Inc.; and Group Operations Manager and Subsidiary CEO of Condec Corporation. Goldberg is a graduate of City College of New York, where he earned a BBA degree. Both a Certified Public Accountant and Attorney at Law, he earned an MBA from the University of Chicago and JD and LLM degrees from New York University School of Law.
About Milestone Scientific, Inc.
Headquartered in Livingston, New Jersey, Milestone Scientific is engaged in pioneering proprietary, highly innovative technological solutions for the medical and dental markets. Central to the Company’s IP platform and product development strategy is its patented CompuFlo™ technology for the improved and painless delivery of local anesthetic. Specifically, CompuFlo is a computer-controlled, pressure sensitive infusion, perfusion, suffusion and aspiration technology, which provides real-time readouts of pressures, fluid densities and flow rates, enabling the advanced delivery and removal of a wide array of fluids. The Single Tooth Anesthesia (STA™) computer-controlled local anesthesia delivery system which uses this technology provides dentists with audible and visual signals as to in-tissue pressure. Milestone’s existing painless injection systems are currently sold in 25 countries. For more information on these and other innovative Milestone products, please visit the Company’s web site found at www.milesci.com.
Safe Harbor Statement
This press release contains forward-looking statements regarding the timing and financial impact of the Milestone’s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report on Form 10-KSB for the year ended December 31, 2006. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO, or
Daniel Conway, Chief Strategist
407-585-1080 or via email at mlss@efcg.net